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                                                                       Exhibit 4
                                                                       ---------


Panagra International Corp.
(Formerly United Network Technologies Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 1999


Note 1 - Organization and Summary of Significant Accounting Policies

Organization:

On February 29, 1996, Panagra International Corp. ("the Company") (Formerly United Network Technologies, Inc.) was incorporated under the laws of the State of New York. The Company was founded for acquiring and developing internet technology and content. As a result of the merger detailed below the company will no longer focus on its core business of Internet Technology. The company may engage in any business, which is permitted by the New York Business Corporation Act.

Development Stage:

The Company is currently in the development stage and has no significant operations to date.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset federal income taxes.

Due to the Company's net operating losses in the fiscal years ended December 31, 1998 and 1997 of 113,577 and 128,281 respectively and for the year ended December 31, 1999 of 650,609, there are no income taxes currently due. As of December 31, 1999 the Company has a deferred tax asset of $ 0. Due to recurring losses the company has a zero valuation allowance.

Statement of Cash Flows:

For purposes of the statement of cash flows, the Company considers demand deposits and highly liquid-debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash paid for interest and taxes in the period ended December 31, 1999 was $-0-.

Net (Loss) Per Common Share:

The net (loss) per common share is computed by dividing the net (Loss) for the period by the weighted average number of shares outstanding at December 31, 1999, 1997 and 1996.


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Panagra International Corp.
(Formerly United Network Technologies Inc.)
(A Development Stage Company)
Notes to Financial Statements
December 31, 1999

Note 2 - Capital Stock

Common Stock (See Note 3):

The Company initially authorized 2,000,000 shares of par value $.01 common stock, the rights and preferences of which to be determined by the Board of Directors at the time of issuance. On October 2, 1998 the companies board of directors unanimously voted to amend the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 2,000,000 to 40,000,000 shares.

An amount of 1,680,000 shares of common stock were issued to Elie Saltoun and affiliates at a price of $0.18 per share in compensation for advances and services rendered. This transaction reflects that there are no liabilities concerned with the advance payments by the above mentioned.

Note 3 - Merger of United Network Technologies, Inc.

On October 2, 1998 the shareholders of Panagra International Corp. (Formerly United Network Technologies Inc.) unanimously voted to the Plan of Merger with Panagra International Corporation a Delaware Corporation and Companhia Exporadora De Castanha, (CEC) a Brazilian corporation. The Shareholders of the Company unanimously voted to the amendment of the Certificate of Incorporation to increase the number of authorized shares of the company from 2,000,000 to 40,000,000. The Shareholders also unanimously voted to change the name of the company from United Network Technologies to Panagra International Corp. The company also unanimously voted to elect a 5 for 1 split of the Company's common stock prior to merger.

A rescission of 17, 452,335 shares Panagra International Corp.'s common Stock took place on August 25, 1999 due to the dissolution of Companhia Exportadora De Castanha. A transaction in which Companhia Exportadora De Castanha surrendered its share of ownership in Panagra International Corp.

Note 4 - Related Party Events

The Company presently maintains its principal offices at 515 Madison Avenue, New York, NY 10020.



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                        Panagra International Corporation
                   (Formerly United Network Technologies Inc.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                      Common Stock
                                                                                                                       Deficit
                                                                               Amount                                  Accumulated
                                                                     --------------------------      Additional        During The
                                                     Number of                                       Paid-in           Development
                                                       Shares         Per Share        Total         Capital           Stage
                                                      ---------      -----------    -----------      -----------

BALANCE, JANUARY 1, 1999                             20,750,000           0.01     $   207,500       $   477,077          (426,915)


    Spinoff of Investment in Trueyou.com and
      UNMS to United Network Technologies Inc.
      Shareholders                                      (88,064)

    Rescission of Shares as a result of the         (17,452,335)          0.01        (174,523)          174,523
      dissolution of Companhia Exportadora De
      Castanha


    Net Loss for the Period December 31, 1999                                                                             (223,694)
                                                      ---------                    -----------       -----------       -----------

BALANCE, DECEMBER 31, 1999                            3,297,665                         32,977           563,536          (650,609)
                                                      =========                    ===========       ===========       ===========
